UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 25, 2011

Marathon Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35054	27-1284632
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

539 South Main Street Findlay, Ohio	45840-3229
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(419) 422-2121

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Removal of Excise Tax Gross-Up Provisions from Executive Change in Control Severance Benefits Plan

On June 30, 2011, the spin-off of Marathon Petroleum Corporation (“MPC,” “we” or “us”) from Marathon Oil Corporation (“MRO”) was completed through the distribution of shares of our common stock to holders of outstanding shares of MRO’s common stock (the “Spin-off”). In connection with the Spin-off, the MPC Board of Directors (the “Board”) adopted the Marathon Petroleum Corporation Executive Change in Control Severance Benefits Plan (the “Plan”). As described in the Registration Statement on Form 10 we filed with the Securities and Exchange Commission on May 26, 2011 (the “Form 10”), the Plan is substantially similar to the MRO Executive Change in Control Severance Benefits Plan and is designed to encourage our named executive officers to continue their services to MPC in the event of a change in control. Benefits to our named executive officers under the Plan could include certain cash payments as calculated from salary, bonus and pension information relating to such named executive officers, as well as life and health insurance benefits. An additional cash payment of the amount necessary to ensure that such payments would not be subject to a net reduction due to the imposition of federal excise taxes was also an element of the plan.

On October 25, 2011, the Compensation Committee of our Board (the “Committee”) adopted the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan (the “Amended and Restated Plan”). The Plan was amended and restated to remove the tax gross-up provisions, which provided a cash payment to ensure that the severance benefits would not be subject to a net reduction due to the imposition of federal excise taxes. In all other respects, the Amended and Restated Plan is substantially the same as the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marathon Petroleum Corporation

Date: October 31, 2011	By:	/s/ J. Michael Wilder
	Name:	J. Michael Wilder
	Title:	Vice President, General Counsel and Secretary